Exhibit 99.4

INITIAL INTEREST ACQUISITION BID AGREEMENT

This Initial Interest Acquisition Bid Agreement (the “Agreement”) is entered into between Espre Solutions, Inc. (the “Debtor”) and Dalcor, Inc. (“Dalcor”),

RECITALS

WHEREAS the Debtor, has or will be filing its Second Amended Plan of Reorganization (the “Plan) and Second Amended Disclosure Statement (“Disclosure Statement”);

WHEREAS Dalcor, as the largest creditor of the Debtor has negotiated with the Debtor to enter into a transaction with the Debtor whereby it will acquire all of the stock to be issued by the Debtor pursuant to the Plan;

WHEREAS to confirm Dalcor’s commitment to acquire all of the New Espre Common Stock to be issued pursuant to the Plan, Dalcor is willing to enter into this Agreement and deposit earnest money in the sum of $200,000 with Debtor’s counsel, at interest in trust, three (3) days prior to the first set hearing date for the approval of the Disclosure Statement and to deposit the balance of the minimum cash requirement, $520,258, as required for the Initial Interest Acquisition Bid, with Debtor’s counsel one (1) week prior to the first hearing date set for the confirmation of the Plan.

THE AGREEMENT

1.             Subject to the terms of the Plan, including, without limitation, a Line of Credit Loan Agreement, substantially in the form as set forth in Exhibit “1” attached hereto  and upon occurrence of the conditions as are set forth in the Plan and herein, Dalcor agrees to: a) acquire the New Espre Common Stock in exchange for the Dalcor Secured Claim and the sum of $720,258 or such additional amount as Dalcor, in its sole and absolute discretion, may determine to pay in the event there are any competitive bids for the New Espre Common Stock; and b) in such event, to execute and fund a Line of Credit Loan Agreement.

2.             Dalcor will deposit with Debtor’s counsel, Wright Ginsberg Brusilow P.C., the sum of $200,000 three (3) days prior to the first set hearing date for the approval of the Disclosure Statement, as it may be amended, in accordance with wiring instructions supplied by Debtor’s counsel, and will deposit $520,258 with Debtor’s counsel one (1) week prior to the first hearing date set for the confirmation of the Plan.

3.             Dalcor’s obligation to close and fund the purchase of the New Espre Common Stock shall be subject to the fulfillment at or prior to the Plan Closing Date of the following conditions:

a)	Dalcor having the Winning Interest Acquisition Bid;

Initial Interest Acquisition Bid Agreement	Page 1 of 2

b)
The Bankruptcy Court for the Northern District of Texas, Dallas Division, in case number 09-30572-HDH-11 shall have entered an order confirming the Plan, the terms of which Plan (As amended or modified) Dalcor has reviewed and agreed to prior to each such filing and such order confirming the Plan shall be in form and substance reasonably acceptable to Dalcor;

c)	There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has a material adverse effect or material adverse change on the business of the Debtor; and

d)
No preliminary or permanent injunction or other order or decree by any state or federal court which prevents the consummation of the transactions contemplated by the Plan shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits Dalcor’s acquisition of the New Espre Common Stock.

Signed this 26th day of March, 2009

DALCOR, INC.

By:	/s/ Oliver Chappaz (with permission Mark Chevallier)
Oliver Chappaz, Authorized Signatory and Attorney-in-Fact